Exhibit 10.6
March 31, 2023
Henry Levy
[ADDRESS REDACTED]
Dear Henry:
Congratulations! I am very pleased to offer you a position on behalf Clarivate. We are very excited to have you join the organization and look forward to your acceptance.
Below are the terms of your offer, which are effective from your start date. This letter sets forth the initial terms and conditions of your employment with Clarivate. If at any time following your start date you enter into an employment agreement with Clarivate, such employment agreement will expressly supersede and replace this letter in its entirety.

Start Date:	On or about May 1, 2023

Position and Title:	As of your start date, your title will be Executive Vice President with segment operating title of President, Life Sciences & Healthcare
In this role, you will be an executive officer of Clarivate, as further discussed below.

Manager:	Jonathan Gear, Chief Executive Officer of Clarivate

Principal Location:	Philadelphia, PA

Annual Compensation:	You will be eligible for the following, less applicable deductions and withholdings:
•$600,000 base salary (payable in accordance with company payroll practices)

•Participation in our Annual Incentive Plan (AIP) with a target award of up to 100% of earned base salary. The AIP payment will be subject to terms and conditions of the plan document including modification of the actual AIP payment based on business and individual performance. For the 2023 plan year, eligible earnings will be calculated for the period of January 1 through December 31, 2023.

•Participation in the annual equity program according to the award design and levels approved by the Human Resources and Compensation Committee of the Board of Directors (the HRCC) at the time of grant. Any share units granted to you will be subject to the terms and conditions of the 2019 Clarivate Incentive Award Plan (or its successor plan) (the “Plan”) and the grant agreement which will be provided to you as soon as administratively practical after any grant is approved. From time to time, as business conditions dictate, the Company may revise eligibility and the types of equity provided in the annual equity program. For 2023, your annual equity grant will consist of awards of restricted share units (RSUs) and performance-based restricted share units (PSUs) with an aggregate grant date value of $2,000,000. 50% of this value will be in RSUs vesting ratably over three years on March 1 of 2024, 2025 and 2026; and, 50% will be in PSUs which will vest in March 2026 and according to the corporate performance terms of the relevant Plant document and/or grant agreement relevant to other members of senior management. For 2023, this annual equity grant will be granted within fifteen (15) days of your start date.

Sign-On Equity Bonus:	Within fifteen (15) days of your start date, you will be granted a one-time award of RSUs with an aggregate grant date value of $2,000,000 (the “Sign-On Award”). The Sign-On Award will vest over three years as follows: 40% on each of the first and second anniversaries of your start date, and 20% on the third anniversary of your start date. Any share units granted to you, including the Sign-On Award, will be subject to the terms and conditions of the Plan and the relevant grant agreement which will be provided to you as soon as administratively practical after the grant date. For avoidance of doubt, your Sign-On Award will be in addition to, and not in lieu of, the components of your annual compensation, as described above.

In the event your employment is terminated for Cause (as defined in the Executive Severance Plan), you agree to pay Clarivate the cash value of any portion of the Sign-On Award that has vested as of your termination date.

For purposes of the repayment obligations described in this Sign-On Equity Bonus section, the cash value of the repayment obligation will be calculated using Clarivate’s share price as of the date the RSUs were granted to you.
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If Clarivate commences and prevails in a lawsuit or claim against you to enforce any of the repayment obligations described in this Sign-On Bonus Equity section, in addition to any other available damages and/or remedies, you will be obligated to pay Clarivate all fees and costs (specifically including attorneys’ fees) it incurred in pursuing any such lawsuit and/or claim.

Severance Benefits:	If Clarivate terminates your employment without Cause, as the term “Cause” is defined in the Executive Severance Plan of Clarivate PLC and Summary Plan Description, Effective June 30, 2021 (the “Executive Severance Plan”), you will be entitled to receive severance pay in accordance with and subject to the terms of the then current executive severance plan.

If Clarivate terminates your employment without Cause, during the twelve (12) month period immediately following a Change in Control and there is no then-current executive severance plan, Clarivate shall provide severance benefits to you based on the following guidelines:

a.    Severance.
i    A cash amount equal to:
i.    twenty-four (24) months of Base Salary; plus
ii.    an amount reflecting twenty-four (24) months of bonus target under the Annual Incentive Plan assuming the target bonus had been met at 100% for a full twenty-four (24)-month period, with such amount to be calculated based on your Base Salary as of the termination of employment.

b.    Equity and Equity-Based Awards.
i.    Any unvested outstanding awards of Restricted Stock Units or Performance Share Units under the Equity Plan shall be eligible for treatment in accordance with the terms of the Equity Plan and any underlying award and/or grant agreement(s).

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c.    Other Benefits.
i.    To the extent COBRA applies, you shall be entitled to lump sum payment equal to the applicable monthly COBRA premium payment for the group medical plan in which you were enrolled as of your termination date, multiplied by twenty-four (24). This lump sum amount shall be paid as soon as administratively feasible following your termination from employment but, in any event, no later than the two and one-half (2½) months after the end of the year in which the termination from employment occurs.

Capitalized terms in the Severance Benefits section that are not otherwise defined in this offer letter shall have the meaning given to them in the Executive Severance Plan.

Payment of severance and any other benefits described in the Severance Benefits section is contingent upon you entering into a separation and general release agreement, the complete terms of which will be provided to you closer to any potential termination date.

Relocation:	You may be required to relocate to another Clarivate location at some point in the future for the proper performance of your duties. In the event of such relocation, you will be eligible for the then current executive relocation package.

Benefits:	You will be eligible to participate in our benefits in accordance with the terms and conditions of the respective plans Clarivate may from time to time provide to its similarly situated employees. An overview of all available benefits is attached for your reference.

Vacation:	You will be entitled to vacation days under Clarivate’s Flex Time Off policy. Under this policy, vacation may be taken at mutually convenient times as agreed with your manager. Clarivate may make adjustments or changes to plans and policies from time to time.

Business Expenses:	Business expenses will be reimbursed, subject to proper documentation and in accordance with the policies of Clarivate.

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Executive Officer Role:	As an Executive Officer of Clarivate for the purposes of Section 16 of the Securities Exchange Act of 1934, you will be subject to applicable SEC rules, including among other things regulatory filing responsibilities to which certain officers are legally required to adhere. Prior to your start date, you will meet with Julio Martin, our Chief Compliance Officer, for an overview of these regulations.

Additionally, as an Executive Officer, you will be required to comply with Clarivate’s Share Ownership Guidelines which require you to own shares of Clarivate stock equal to 3 times your base salary by the end of a 5-year compliance period.

At Will:	You understand that your employment will be “at will”, which means that Clarivate may terminate your employment at any time for any reason. This letter does not constitute, and may not be construed as, a commitment for employment for any specific duration.

Representations and Warranties:	You hereby represent and warrant your employment with Clarivate or any of its subsidiaries as set forth herein and your execution and performance of this letter do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. You represent that you are not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of your obligations hereunder or prevent the full performance of your duties or obligations hereunder.

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Withholding Section 409A:	Clarivate may deduct and withhold from any amounts payable under this letter such federal, state, local, or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation, as applicable. It is the intent of the parties that the provisions of this letter either comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or that one or more elements of compensation or benefits be exempt from Section 409A. Accordingly, the parties intend that this letter be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Section 409A to the extent reasonably practicable. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and Clarivate of the applicable provision without violating the provisions of Section 409A. For purposes of Section 409A, your right to receive any installment payments pursuant to this letter will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this letter specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of Clarivate or one of its subsidiaries. Clarivate cannot make any guarantees with respect to compliance with such requirements, and neither Clarivate nor any affiliate will have any obligation to indemnify you or otherwise hold you harmless from any or all of such taxes or penalties. To the extent you are a “specified employee” within the meaning of Section 409A as of the date of the termination of your employment, no amounts payable under this letter that constitute deferred compensation within the meaning of Section 409A which is payable on account of your separation from service will be paid to you before the date which the first day of the seventh month after such date of termination of employment (the “Delayed Payment Date”) or, if earlier, the date of your death following such separation from service. All such amounts that would, but for the preceding sentence become payable prior to the Delayed Payment Date, will be accumulated and paid on the Delayed Payment Date.

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Successors and Assigns:	This letter will be binding upon and inure to the benefit of Clarivate and any successor to Clarivate, including, any persons acquiring directly or indirectly all or substantially all of the business or assets of Clarivate whether by purchase, merger, consolidation, amalgamation, reorganization or otherwise (and such successor will thereafter be deemed “Clarivate” for the purposes of this letter). This letter will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by you. Except as expressly provided in the immediately preceding sentence, you will not, without the prior written consent of Clarivate, assign, transfer or delegate this letter or any of your rights or obligations hereunder.

Governing Law:	This letter will be construed and enforced in accordance with the rules of the laws of the State of Delaware, notwithstanding any state’s choice of law rules to the contrary.

Entire Agreement; Modification:	This offer letter, including but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of Clarivate, acting with the authority of the board of directors of Clarivate, and you. This offer letter represents the entire agreement of the parties. All prior understandings relating to the subject matter of this offer letter, whether oral or written, are hereby superseded by this offer letter other than any documents referenced in this offer letter and/or incorporated herein by reference.

Counterparts:	This letter may be executed in one or more counterparts (including via facsimile and electronic image scan (.pdf)), each of which will be deemed to be an original, but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Please be aware that your offer of employment is contingent on your completion of the following:
•Signature on attached agreement relating to your non-compete and/or non-solicit obligations
•Electronic acknowledgement of the Clarivate Code of Conduct
A copy of the Code is attached for your reference. Acknowledgement will be requested after your employment has begun.
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•Signature on the attached Confidential Information and Invention Assignment Agreement
•Successful Completion of a Background Check

Following your acceptance of this offer, you will receive an online form to complete and submit. Please note that unsatisfactory results, falsifying information and/or refusal to cooperate in the background check process will result in the immediate withdrawal of this employment offer or immediate termination of employment if it has commenced.

•Proof of identity and employment eligibility

You must present original documentation upon hire in order to complete the federal I9 form. If you do not present this information, then Clarivate may not employ you and you will be terminated, as required by law. Additional instructions are attached for your review.

If you find this offer to be acceptable, then please provide your signature and submit within 5 days of the date of this letter.
I believe that you can make a significant contribution to Clarivate and look forward to working with you as we continue to build this very exciting business.
Sincerely,

/s/ Jonathan Gear
Jonathan Gear
Chief Executive Officer
Clarivate
The undersigned represents and warrants that by acceptance of this position s/he will not violate the terms of any post-employment agreement(s) applicable to him/her, and that s/he will not utilize or make available to Clarivate any confidential or proprietary information of any third party or violate any obligation(s) with respect to such information.
The undersigned accepts the above employment offer and agrees that the employment offered is “at will” (meaning either party may terminate at any time, with or without cause or notice and, except as otherwise noted in the severance language included in this offer letter, without compensation other than for time worked), that this offer supersedes any and all prior understandings or agreements, whether oral or written, relating to this offer of employment, and that there are no other terms expressed, or implied. The undersigned also understands that compensation, benefits and other terms of employment can change from time to time, as determined in Clarivate’s sole discretion, and nothing stated herein implies a contract of employment or employment for any specific duration.
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Accepted:	/s/ Henry Levy
Henry Levy

Date:	April 1, 2023

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